Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces First Quarter Results

PITTSBURGH, April 29, 2010 – MSA (NYSE: MSA) today announced that net sales for the first quarter of 2010 were $212.4 million compared with $218.2 million for the first quarter of 2009, a decrease of $5.8 million, or 3 percent. Net income for the first quarter of 2010 was $4.9 million, or 14 cents per basic share, a decrease of $2.3 million, or 32 percent, compared with $7.2 million, or 20 cents per basic share, for the same quarter last year. Reported net income for first quarter 2010 includes after-tax restructuring charges of $4.7 million, or 13 cents per basic share.

“MSA’s consolidated sales in the first quarter reflected signs of the ongoing economic recession, but also provided encouraging signs of optimism,” said William M. Lambert, MSA President and CEO. “Our incoming order book strengthened late in the first quarter and provided us with cautious optimism that our core industrial business, which makes up two-thirds of our sales, is working its way out of the global economic recession. More specifically, orders began to show a great deal of strength in March and we’re seeing this trend continue in April,” he said.

For the first quarter of 2010, sales in the company’s North American segment decreased $11.6 million, or 10 percent. Self-contained breathing apparatus (SCBA) sales were down $13.0 million in the current quarter. First quarter 2009 SCBA sales benefited from $7.3 million in shipments of the company’s FireHawk® M7 Responder to the U.S. Air Force. Excluding shipments on this contract, SCBA sales were

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$5.7 million lower in the current quarter, reflecting delays in fire department funding under the Assistance to Firefighters Grant program and tight municipal budgets. Shipments of Advanced Combat helmets to the U.S. military were $3.8 million lower, reflecting the transition to a new contract. Shipments of head protection and instrument products were up $1.9 million and $3.4 million, respectively, on modestly improved demand in industrial markets, particularly late in the quarter.

Sales in the company’s European segment decreased $3.8 million, or 6 percent, in the first quarter of 2010. Local currency sales were down $8.4 million, or 14 percent, on lower shipments to fire service and military markets. Currency translation effects increased first quarter European segment sales, when stated in U.S. dollars, by $4.6 million, due to a stronger euro.

Sales in MSA’s International segment were up $9.6 million, or 20 percent, in the first quarter of 2010. Local currency sales were essentially flat quarter to quarter. Currency translation effects increased first quarter International segment sales, when stated in U.S. dollars, by $9.4 million.

Net income in MSA’s North American segment decreased $0.3 million, or 8 percent, in the first quarter of 2010. North American segment net income for the first quarter of 2009 included a $4.4 million after-tax charge related to a voluntary retirement incentive program in the U.S. Excluding this 2009 one-time charge, North American segment net income was down $4.7 million in the current quarter. The decrease reflects the negative effect of the previously-discussed decrease in sales.

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MSA’s European segment reported a loss of $3.8 million in the first quarter of 2010, compared to income of $2.2 million in the first quarter of 2009. The current quarter loss includes a $3.7 million after-tax charge related to severance costs and a voluntary retirement incentive program in Germany that was completed in March as part of the company’s previously announced initiative to streamline European operations. Excluding this one-time charge, European segment net income was down $2.3 million in the current quarter. The decrease reflects the previously discussed decrease in sales. Currency translation effects increased current period European segment net income, when stated in U.S. dollars, by $0.9 million.

Net income in MSA’s International segment was $3.4 million higher in the first quarter of 2010. Higher local currency net income was primarily related to improved gross profits, on a more favorable product and geographic sales mix. Currency translation effects increased current quarter International segment net income, when stated in U.S. dollars, by approximately $0.5 million.

“Although I am encouraged by the recent strength we’re seeing in incoming orders, I also realize it is early in the recovery,” Mr. Lambert said. “At this time last year we were deploying defensive measures with a focus on cost management activities to offset the effects of the recession. With signs of an economic recovery beginning to surface and solidify, we are now emphasizing an investment focus in those areas that will help us accelerate growth, build market share, and provide a foundation for our long-term success. We’re making prudent investments in R&D, marketing and selling because it appears that a meaningful recovery will proceed at an uneven rate with a somewhat slow improvement in employment levels over the rest of the year. Overall, 2010 is a transition year for MSA when we move from playing defense to playing offense, as the economy improves,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31
	2010	2009

Net sales	$212,434	$218,175
Other income	1,305	859

	213,739	219,034

Cost of products sold	129,981	135,198
Selling, general and administrative	61,908	56,820
Research and development	7,736	7,013
Restructuring and other charges	6,809	8,095
Interest	1,540	1,847
Currency exchange gains	(2,158)	(926)

	205,816	208,047

Income before income taxes	7,923	10,987
Provision for income taxes	2,803	3,614

Net income	5,120	7,373
Net income attributable to noncontrolling interests	(214)	(152)

Net income attributable to Mine Safety Appliances Company	4,906	7,221

Basic earnings per share	$.14	$.20

Diluted earnings per share	$.14	$.20

Dividends per common share	$.24	$.24

Basic shares outstanding	35,697	35,633
Diluted shares outstanding	36,224	35,824

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$61,896	$61,983
Trade receivables, net	170,240	173,355
Inventories	128,652	123,944
Other current assets	61,403	74,743

Total current assets	422,191	434,025

Property, net	140,128	144,575
Prepaid pension cost	109,060	105,812
Goodwill	84,105	84,727
Other non-current assets	120,964	106,089

Total	876,448	875,228

Current liabilities
Notes payable and current portion of long-term debt	$34,750	$16,326
Accounts payable	52,072	43,487
Other current liabilities	90,557	108,637

Total current liabilities	177,379	168,450

Long-term debt	82,112	82,114
Pensions and other employee benefits	125,427	125,387
Deferred tax liabilities	44,750	44,800
Other non-current liabilities	14,674	15,077
Equity	432,106	439,400

Total	876,448	875,228

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2010	2009
Net sales
North America	$99,114	$110,721
Europe	56,624	60,382
International	56,696	47,072

Total	212,434	218,175

Net income (loss)
North America	$3,435	$3,724
Europe	(3,815)	2,221
International	3,925	463
Reconciling	1,361	813

Total	4,906	7,221

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